 GLOBALSTAR ANNOUNCES FIRST QUARTER 2017 RESULTS

Covington, LA - (May 4, 2017) - Globalstar, Inc. (NYSE MKT: GSAT) today announced its financial results for the quarter ended March 31, 2017.

Jay Monroe, Chairman and Chief Executive Officer of Globalstar, commented, “In March 2017, our SPOT business reached a significant milestone, enabling the 5,000th rescue since its launch in 2007. SPOT is currently being used by customers to initiate approximately two rescues per day, proving how essential our technology is to saving lives. Our core operations also produced meaningful financial growth with a 13% increase in total revenue as we continue to improve ARPU across all of our major types of revenue. Duplex ARPU was up 26% during the first quarter, contributing significantly to the reduction in net loss and increase in Adjusted EBITDA. We also continue to focus on product and business development through expanding our one-way and two-way product portfolio. Our efforts involve a strong group of internal engineers as well as strategic partners, such as Carmanah, who is currently designing and manufacturing a new solar powered M2M satellite product. Finally, as discussed a couple of months ago, we have initiated requests for authority to provide terrestrial services over our 16.5 MHz of licensed 2.4 GHz spectrum in several international jurisdictions. While we cannot discuss the specific countries we are pursuing, we have a strategy and we will update you as we reach milestones towards our goal."

FIRST QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the first quarter of 2017 increased by $2.9 million, or 13%, from the first quarter of 2016. This increase was driven primarily by higher service revenue resulting from increased ARPU in all major service lines. A slight increase in revenue from subscriber equipment sales also contributed to the increase in total revenue due a higher volume of SPOT units sold during the quarter.

Service revenue increased $2.8 million, or 15%, in the first quarter of 2017 compared to the first quarter of 2016. This increase was driven by growth in both SPOT and Duplex service revenue, which each increased $1.3 million. Higher ARPU propelled this growth, with fluctuations in average subscribers contributing less to the quarter over quarter variances. The 26% and 10% increases in Duplex and SPOT ARPU, respectively, were due primarily to rate plan increases implemented throughout 2016 and the first quarter of 2017 for certain legacy plans to align rates with our service levels. The increase in Duplex ARPU also is attributed to continued popularity of our valuable annual, usage-based plans. These plans result in higher service revenue recognized when unused minutes expire on the anniversary date of the customer's contract. Also contributing to the increase in service revenue was a $0.4 million increase in revenue generated from services performed under a recently awarded government contract.

Subscriber equipment sales revenue increased $0.1 million, or 3%, due primarily to a higher volume of SPOT units sold during the quarter, which resulted in a $0.3 million increase in SPOT equipment sales revenue. Offsetting this increase was a $0.2 million decrease in equipment sales revenue from product sales to our IGOs, which can fluctuate between periods based on demand in their respective international territories.

Loss from Operations

Loss from operations decreased $0.5 million, or 3%, from $15.7 million in the first quarter of 2016 to $15.2 million in the first quarter of 2017 due primarily to a $2.9 million increase in total revenue (for the reasons discussed above), offset partially by a $2.4 million increase in operating expenses. The increase in operating expenses was due in part to a higher cost of services, which was elevated due to expenses to support new product development and our second-generation ground network. Higher management, general and administrative (MG&A) costs also contributed to the increase in operating expenses due to the timing of certain items, including stock compensation expense, subscriber acquisition costs to support sales promotions, and fluctuations in bad debt recoveries and expense between the periods.

Net Loss

Net loss decreased $6.7 million from $26.9 million in the first quarter of 2016 compared to $20.2 million in the first quarter of 2017. The primary reason for this decrease was a $4.6 million fluctuation in non-cash derivative valuation adjustments from a derivative loss in the first quarter of 2016 to a derivative gain in the first quarter of 2017. These fluctuations were driven primarily by changes in certain valuation inputs, including stock price, stock price volatility and the remaining estimated term of the instruments. Changes in other non-cash items, such as gain on equity issuance and foreign exchange gains/losses, also contributed to the decrease in net loss.

Adjusted EBITDA

Adjusted EBITDA increased 23% during the first quarter of 2017 driven primarily by a $2.9 million, or 13%, increase in total revenue, offset partially by a $1.8 million increase in total operating expenses (excluding EBITDA adjustments). The increase in operating expenses during the first quarter of 2017 resulted primarily from higher cost of services and MG&A expenses, offset partially by a slight decrease in cost of subscriber equipment sales. The $1.4 million increase in cost of services was due primarily to higher research and development costs of $0.7 million driven by new products and technology being developed internally and through external partners. Additionally, support costs related to our second-generation ground network increased $0.4 million as the Company accepted the work performed to upgrade its gateways during the fourth quarter 2016. The $0.5 million increase in MG&A expenses (excluding non-cash compensation) resulted primarily from a bad debt recovery being recorded in the first quarter of 2016 that did not recur in 2017.

CONFERENCE CALL
The Company will conduct an investor conference call on May 4, 2017 at 8:30 a.m. ET to discuss its first quarter 2017 financial results.

Details are as follows:
Conference Call:
8:30 a.m. ET
Investors and the media are encouraged to listen to the call through the Investor Relations section of the Company's website at www.globalstar.com/investors. If you would like to participate in the live question and answer session following the Company's conference call, please dial 1 (888) 771-4371 (US and Canada), 1 (847) 585-4405 (International) and use the participant pass code 44675595.

Audio Replay:
A replay of the earnings call will be available for a limited time and can be heard after 11:00 a.m. ET on May 4, 2017. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 4467 5595#.

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services. Customers around the world in industries such as government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring, SCADA and IoT applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages.

Note that all SPOT products described in this press release are the products of SPOT LLC, a subsidiary of Globalstar, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor contact information: kyle.pickens@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to actions by the FCC, future increases in our revenue and profitability and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Service revenues	$21,481	$18,749
Subscriber equipment sales	3,171	3,087
Total revenue	24,652	21,836
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,974	7,591
Cost of subscriber equipment sales	2,096	2,178
Marketing, general and administrative	9,490	8,610
Depreciation, amortization, and accretion	19,294	19,155
Total operating expenses	39,854	37,534
Loss from operations	(15,202)	(15,698)
Other income (expense):
Gain on equity issuance	706	151
Interest income and expense, net of amounts capitalized	(8,828)	(9,105)
Derivative gain (loss)	3,223	(1,344)
Other	(24)	(760)
Total other income (expense)	(4,923)	(11,058)
Loss before income taxes	(20,125)	(26,756)
Income tax expense	36	191
Net loss	$(20,161)	$(26,947)

Net loss per common share:
Basic	$(0.02)	$(0.03)
Diluted	(0.02)	(0.03)
Weighted-average shares outstanding:
Basic	1,113,968	1,041,028
Diluted	1,113,968	1,041,028

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(20,161)	$(26,947)

Interest income and expense, net	8,828	9,105
Derivative (gain) loss	(3,223)	1,344
Income tax expense	36	191
Depreciation, amortization, and accretion	19,294	19,155
EBITDA	4,774	2,848

Non-cash compensation	1,318	906
Foreign exchange and other	24	760
Gain on equity issuance	(706)	(151)
Adjusted EBITDA (1)	$5,410	$4,363

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other significant non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies. In light of recent SEC guidance on the use of non-GAAP measures, the Company has recast Adjusted EBITDA in the prior period.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	March 31,
	2017		2016
	Service	Equipment	Service	Equipment
Revenue
Duplex	$7,598	$899	$6,334	$848
SPOT	10,397	1,236	9,101	961
Simplex	2,416	907	2,365	933
IGO	211	139	244	303
Other	859	(10)	705	42
	$21,481	$3,171	$18,749	$3,087

Average Subscribers
Duplex	73,444		77,372
SPOT	278,790		267,523
Simplex	295,576		300,975
IGO	37,768		38,999

ARPU (1)
Duplex	$34.48		$27.29
SPOT	12.43		11.34
Simplex	2.72		2.62
IGO	1.86		2.08

(1)
Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.